WORTHY PEER CAPITAL, INC

STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement by and between Worthy Peer Capital, Inc. and its sole shareholder, Worthy Financial, Inc.

WHEREAS, Worthy Peer Capital, Inc. desires to redeem 999,900 shares (all but 100 shares) of its outstanding Common Stock from Worthy Financial, Inc. and Amend its Certificate of Organization to reduce its Authorized stock to 100 shares of Common Stock and

WHEREAS, Worthy Financial, Inc. is amenable to such actions and transactions, and

WHEREAS, the Board of Directors of Worthy Peer Capital, Inc. and Worthy Financial, Inc. have authorized and approved such actions and transactions.

NOW THEREFORE, for one dollar ($1.00), the receipt and sufficiency of which is hereby acknowledged, Worthy Peer Capital, Inc. hereby redeems from Worthy Financial, Inc. 9,900,000 shares of Worthy Peer Capital, Inc. Common Stock currently standing in the name of Worthy Financial, Inc. resulting in the ownership of one hundred (100) shares of the Common Stock of Worthy Peer Capital, Inc. by Worthy Financial, Inc.

Dated: February 20, 2020

WORTHY PEER CAPITAL, INC

By: ______________________

Alan Jacobs, Executive Vice President

WORTHY FINANCIAL, INC.

By: ______________________

Sally Outlaw, President